EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

[LOGO]


                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     1/07/05

                        WEEKLY ROR         MTD ROR          YTD ROR

CLASS A UNITS             -6.07%            -6.07%           -6.07%
CLASS B UNITS             -6.09%            -6.09%           -6.09%
* Subject to independent verification

              WEEKLY COMMENTARY FOR THE WEEK ENDED JANUARY 7, 2005

The Fund registered losses over a volatile trading week. A strong rally in the U.S. dollar resulted in particularly heavy losses from the currency sector. Positions in the stock indices and metals also experienced setbacks. Gains came from the financial sector.

Long positions in foreign currencies incurred losses as the release of the Federal Open Market Committee's minutes from the December 14 meeting revealed that some FOMC members expressed concern that inflation might be on the rise, giving way to a rally in the U.S. dollar. The worry over potentially higher inflation strengthened the dollar as investors reasoned that the possibility of more rate hikes in the coming year could boost yields on dollar denominated investments for foreign investors. The dollar remained strong throughout the week as it recorded its biggest weekly gain (3.96%) against the euro since the European currency began trading six years ago. Comments from Treasury Secretary John Snow on Friday also pushed the greenback higher when he said that the Bush administration was committed to shrinking the budget deficit and that the 2006 budget would be "very tight". Longs in the British pound registered setbacks as the currency fell a little more than four cents against the dollar. The Japanese yen fell just over two cents or 2.4% while the Swiss franc finished more than three cents lower versus the dollar. The U.S. dollar index rose 2.72 points ($2700 per contract) creating additional losses to the Fund's short positions.

Long positions in stock indices sustained losses as share prices in the U.S. sold off in response to the inflation concerns set forth in the FOMC minutes. Analysts said that despite the fact that the Federal Reserve had cited a rise in equity markets and an improving job market as supportive of consumption it was the renewed worries over inflation that the markets focused on. The S&P Composite Index settled 27.90 points lower than the prior week's close while the NASDAQ-100 lost 61 points for the week. The Mini-Dow Jones Index futures on the Chicago Board of Trade ended the session 169 points lower. Longs in the foreign share markets also lost ground as the Canadian S&P and the Hong Kong Hang Seng Index finished the week in lower territory. Traders also credited higher energy prices as a contributing factor to the weaker equity markets.

The rally in the dollar sent prices for precious metals lower, hurting long positions. February gold fell $18.90 on the week to close the week at $419.50 per ounce. March silver closed at $6.448 per ounce, down 38.9 cents


              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
          THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
550 West Jackson Blvd, Suite 1300,          Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com

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from last week. Longs in the base metals also fared poorly. The March high-grade copper contract in New York fell 8.25 cents on the week, settling at $1.37 per pound. Long positions in the aluminum, copper and lead markets on the London Metals Exchange also posted losses as those contracts closed lower for the week.

Lastly, long positions in the financial sector provided some positive results. Gains came mainly from overseas positions as prices for Japanese bonds, Eurex BOBL and German bunds finished higher for the week. Short positions in the Eurodollar market on the Chicago Mercantile Exchange also gained ground as the short-term interest rate contract settled lower for the week after the Fed's concerns over inflation gave investors reason to believe that short-term rates could be on the rise in the coming months.
































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
          THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
550 West Jackson Blvd, Suite 1300,          Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com